Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Lorraine D. Miller, CFA
Senior Vice President Finance and External Communications
404.378.0491

WESTPOINT STEVENS RECEIVES ADDITIONAL TIME
TO REVISE BUSINESS PLAN WITH EXTENSION OF
EXCLUSIVE PERIOD TO FILE A PLAN OF REORGANIZATION

WEST POINT, GEORGIA (April 26, 2004)  --  WestPoint Stevens Inc. (OTCBB:  WSPT) (www.westpointstevens.com) announced that on Thursday, April 22, 2004, the U.S. Bankruptcy Court extended the Company's exclusive right to file a plan of reorganization through July 29, 2004.

M.L. "Chip" Fontenot, President and CEO of WestPoint Stevens commented, "While we are sensitive to the desire to exit bankruptcy as quickly as possible, it is more important to conclude this process with a sound strategic vision that will ensure WestPoint Stevens' long term competitive position in a rapidly changing global market. This additional time will allow the Company to revise its Business Plan accordingly."

Mr. Fontenot added, "WestPoint Stevens remains committed to its high level of customer service and product innovation, and continues to enjoy ample financial flexibility."

As previously announced, WestPoint Stevens Inc. and certain of its subsidiaries filed for protection under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York on June 1, 2003.

WestPoint Stevens Inc. is the nation's premier home fashions consumer products marketing company, with a wide range of bed linens, towels, blankets, comforters and accessories marketed under the well-known brand names GRAND PATRICIAN, PATRICIAN, MARTEX, ATELIER MARTEX, BABY MARTEX, UTICA, STEVENS, LADY PEPPERELL, SEDUCTION, VELLUX and CHATHAM -- all registered trademarks owned by WestPoint Stevens Inc. and its subsidiaries -- and under licensed brands including RALPH LAUREN HOME, DISNEY HOME and GLYNDA TURLEY. WestPoint Stevens is also a manufacturer of the MARTHA STEWART bed and bath lines. WestPoint Stevens can be found on the World Wide Web at www.westpointstevens.com.

Safe Harbor Statement: Except for historical information contained herein, certain matters set forth in this press release are "forward looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties may be attributable to important factors that include but are not limited to the following: Product margins may vary from those projected; Raw material prices may vary from those assumed; Additional reserves may be required for bad debts, returns, allowances, governmental compliance costs, or litigation; There may be changes in the performance of financial markets or fluctuations in foreign currency exchange rates; Unanticipated natural disasters could have a material impact upon results of operations; There may be changes in the general economic conditions that affect customer practices or consumer spending; Competition for retail and wholesale customers, pricing and transportation of products may vary from time to time due to seasonal variations or otherwise; Customer preferences for our products can be affected by competition, or general market demand for domestic or imported goods or the quantity, quality, price or delivery time of such goods; There could be an unanticipated loss of a material customer or a material license; The availability and price of raw materials could be affected by weather, disease, energy costs or other factors; The future results of operations may be adversely affected by factors relating to the Chapter 11 proceedings. The information contained in this release is as of April 26, 2004. WestPoint Stevens assumes no obligation to update publicly any forward-looking statements, contained in this document as a result of new information or future events or developments.